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[LOGO] ING FUNDS

                                                                     (d)(11)(iv)

                                     FORM OF

May 30, 2008

ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, AZ  85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

     By execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, ING Investments, LLC ("ING Investments"), the Adviser to ING Greater China Fund (the "Fund"), agrees that ING Investments shall, from May 30, 2008 through and including March 1, 2010, waive all or a portion of its investment management fee and/or reimburse expenses for Class O shares of the Fund in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be all follows:

                             Maximum Operating Expense Limit
                        (as a percentage of average net assets)
Name of Fund                        Class O Shares
----------------------  ---------------------------------------
ING Greater China Fund                    2.10%

     ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Sincerely,

Name:
       ------------------------
Title:
       ------------------------

7337 East Doubletree Ranch Road   Tel: 480.477.3000        ING Investments, LLC
Scottsdale, AZ  85258-2034        Fax: 480.477.2700
                                  www.ingfunds.com